Exhibit 99.1

NEWS RELEASE

Contacts:
Investor: Patrick Fossenier	1+ 734-757-1557
News Media: Gary Frantz	1+ 734-757-1558
CON-WAY INC. REPORTS 2014 SECOND-QUARTER RESULTS
Company Also Announces Share Repurchase Program and Increase in
Quarterly Dividend
ANN ARBOR, Mich. - July 30, 2014 - Con-way Inc. (NYSE:CNW) today reported 2014 second-quarter net income of $53.7 million, or 93 cents per diluted share. The results compare to second-quarter 2013 net income of $42.9 million, or 75 cents per diluted share.
On a non-GAAP basis, earnings per diluted share in the 2014 second quarter were 91 cents compared to 68 cents in last year’s second quarter. (Non-GAAP items, consisting of tax-related adjustments and gains on sales of property for both years, and an increase in reserves for international bad debt in the prior year, are detailed in the attached reconciliation.)
Operating income in the second quarter was $102.7 million compared to $76.3 million earned in the second quarter a year ago. Revenue for the second quarter was $1.49 billion compared to $1.38 billion a year ago.
In conjunction with today’s news release, the Board of Directors has approved two initiatives designed to return cash to shareholders: a share repurchase program and a dividend increase. Under the share repurchase program, the company is authorized to acquire up to $150 million of Con-way common stock in open market transactions. The quarterly dividend, which is currently $0.10 per common share, will increase to $0.15, or from $0.40 to $0.60 on an annual basis.
The company will also make an additional $80 million pre-tax contribution to its defined benefit pension plans in 2014 in order to further strengthen its balance sheet and support its credit rating. This incremental funding is in addition to the $60 million pre-tax contribution previously planned for this year.

“Our cash balance has supported strategic investments that have lowered our fleet ages, improved our pension funded status, and enabled margin expansion,” said Douglas W. Stotlar, Con-way’s president and CEO. “Given our progress towards these objectives, we have reached a point where we can redeploy a portion of our cash balance to fund expanded shareholder initiatives, while continuing to support a strong balance sheet.”
Con-way’s second-quarter effective tax rate was 40.9 percent, compared to 31.7 percent for the same period in 2013. Both years included discrete and other tax adjustments that impacted the effective tax rate (presented in the attached reconciliation). In the second quarter of 2013, Con-way recognized $3.8 million of discrete tax benefits, consisting mainly of the reversal of liabilities for uncertain tax positions. Discrete tax adjustments in the second quarter of 2014 were primarily for various state income tax adjustments.
Segment results in the second quarter for Con-way’s principal operations were as follows:
FREIGHT
For the second quarter of 2014, Con-way Freight reported:

•
Revenue of $940.5 million, a 5.4 percent increase from last year’s second quarter revenue of $892.3 million. Revenue growth in the quarter was attributable to improved yield and slightly higher tonnage per day.

•
Operating income of $83.0 million, a 51.8 percent increase from the $54.7 million earned in the year-ago period. Results in the period benefited from revenue management initiatives that contributed to improved composition of freight in the network, and included a $3.4 million gain on the sale of property.

•	Revenue per hundredweight, or yield, increased 4.7 percent from the previous-year second quarter. Excluding fuel surcharge, yield rose 4.1 percent.

•	Tonnage per day increased 1.3 percent compared to the 2013 second quarter.

•	Operating ratio of 91.2 in the 2014 second quarter compared to 93.9 in the previous-year period. Excluding the gain on sale of property, the second quarter operating ratio was 91.5.
“Our strategic focus on revenue management was reinforced by strong demand and a firming rate environment,” said Stotlar. “Against the backdrop of these industry dynamics, we effectively employed our proprietary planning and pricing tools to drive profit improvement.”

LOGISTICS
For the second quarter of 2014, Menlo Logistics reported:

•
Revenue of $433.7 million, a 17.1 percent increase from the prior year second quarter revenue of $370.4 million. The higher revenue reflected increases in both transportation-management and warehouse-management services.

•
Net revenue of $186.7 million, a 15.7 percent increase from $161.4 million in the previous year second quarter. The higher net revenue was primarily attributable to increased warehouse-management business.

•
Operating income of $6.4 million, an increase of 6.3 percent over the $6.0 million earned in last year’s second quarter. The current period was affected by lower margins on transportation management and higher variable compensation expense while the previous-year quarter included an increase in bad debt reserves for a single international customer, as well as start-up expenses related to new and expanded warehouse-management business.

“While Menlo grew its revenue base, tight capacity and rising rates in the truckload market increased purchased transportation expense, impacting operating income,” Stotlar said. “Menlo remains focused on reducing costs and improving margins. Following last year’s surge in new warehouse management business, its sales pipeline has returned to typical levels and a more balanced mix of services. We’re encouraged by an increase in bids for transportation management projects as well as growth opportunities in new sectors for us such as oil and gas and health care.”
TRUCKLOAD
For the second quarter of 2014, Con-way Truckload reported:

•
Revenue of $164.1 million, a 1.4 percent increase over last year’s second-quarter revenue of $161.8 million. Increased revenue was affected by higher other revenues and an increase in revenue per loaded mile, partially offset by a decrease in loaded miles.

•	Operating income of $13.5 million, a 24.2 percent increase over the $10.9 million earned in last year’s second quarter. Results benefited from increased pricing and lower vehicular claims expense.

•	Empty miles of 9.5 percent, compared to 9.4 percent in the previous-year second quarter.

•	Operating ratio, exclusive of fuel surcharges, of 89.4 compared to 91.4 in the second quarter of 2013.

“Con-way Truckload benefited from solid demand in the second quarter,” noted Stotlar. “Pricing strengthened as the market dealt with capacity constraints exacerbated by the continuing industry-wide driver shortage. We made strides in reducing driver turnover, which spiked last quarter. At the same time, we are still above our fleet’s normal level of unseated trucks, which adversely impacts revenue and profit. Our safety performance continued to improve throughout the quarter with June recording the lowest accident frequency rate in 16 years.”
CORPORATE AND ELIMINATIONS
Corporate and Eliminations includes the company’s trailer manufacturing unit as well as other corporate activities. These activities were essentially breakeven in the 2014 second quarter compared to income of $4.7 million in the second quarter of 2013. The 2013 second-quarter comparative results reflect a $5.6 million gain from the sale of excess corporate properties.
QUARTERLY DIVIDEND DECLARATION
The first increased dividend of $0.15 per common share will be paid on September 12, 2014 to shareholders of record at the close of business on August 15, 2014.
INVESTOR CONFERENCE CALL
Con-way will host a conference call for the investment community tomorrow, Thursday, July 31, beginning at 8:30 a.m. Eastern Time.
The call can be accessed by dialing (877) 874-4749 or (706) 643-3632 (for international callers) and is expected to last approximately one hour. The call will also be available through a live internet webcast at www.con-way.com, in the investors section. An audio replay will be available for two weeks following the call by dialing (855) 859-2056 or (404) 537-3406 (for international callers) and using access code 66754764. An Internet replay and podcast of the presentation will also be available at the Con-way site.

About Con-way Inc. -- Con-way Inc. (NYSE:CNW) is a $5.5 billion freight transportation and logistics services company headquartered in Ann Arbor, Mich. Con-way delivers industry-leading services through its primary operating companies of Con-way Freight, Con-way Truckload and Menlo Logistics. These operating units provide high-performance, day-definite less-than-truckload (LTL), full truckload and multimodal freight transportation, as well as logistics, warehousing and supply chain management services. Con-way also operates a trailer refurbishing and manufacturing company which supplies trailing equipment to the company’s trucking fleets. Con-way Inc. and its subsidiaries operate from more than 500 locations across North America and in 20 countries. For more information about Con-way, visit www.con-way.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including: any projections of earnings, revenues, weight, yield, volumes, income or other financial or operating items, all statements of the plans, strategies, expectations or objectives of Con-way’s management for future operations or other future items, any statements concerning proposed new products or services, any statements regarding Con-way's estimated future contributions to pension plans, any statements regarding the payment of future dividends, any statements as to the adequacy of reserves, any statements regarding the outcome of any legal and other claims and proceedings that may be brought by or against Con-way, any statements regarding future economic conditions or performance, any statements regarding strategic acquisitions, any statements of estimates or belief, and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, increasing competition and pricing pressure, the creditworthiness of Con-way's customers and their ability to pay for services rendered, changes in fuel prices or fuel surcharges, the possibility that Con-way may, from time to time, be required to record impairment charges for goodwill, intangible assets and other long-lived assets, the possibility of defaults under Con-way's revolving credit agreement and other debt instruments (including without limitation defaults resulting from unusual charges), uncertainty in the credit markets, including the effect on Con-way’s ability to refinance indebtedness as and when it becomes due, labor matters, enforcement of and changes in governmental regulations or legislation which potentially could result in an adverse impact on the company, environmental and tax matters, and matters relating to Con-way's defined benefit pension plans, including the effect on the plans of changes in discount rates and in the value of plan assets. The factors included herein and in Item 1A of Con-way's 2013 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations. Any forward-looking statements speak as of July 30, 2014 and are subject to change. Con-way does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Con-way Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2014	2013	2014	2013
Revenue
Freight	$940,503	$892,275	$1,788,530	$1,719,811
Logistics	433,650	370,378	840,015	762,735
Truckload	164,064	161,804	320,074	318,807
Corporate and Eliminations	(45,868)	(43,087)	(87,427)	(83,819)
	$1,492,349	$1,381,370	$2,861,192	$2,717,534
Operating Income (Loss)
Freight [a]	$83,021	$54,689	$101,586	$70,713
Logistics [b]	6,418	6,039	12,592	12,571
Truckload	13,499	10,873	19,879	20,828
Corporate and Eliminations [c]	(238)	4,698	1,705	3,786
	102,700	76,299	135,762	107,898
Other Income (Expense)	(11,932)	(13,450)	(25,772)	(28,274)
Income before Income Tax Provision	90,768	62,849	109,990	79,624
Income Tax Provision	37,101	19,952	43,430	22,722
Net Income	$53,667	$42,897	$66,560	$56,902

Weighted-Average Common Shares Outstanding
Basic	57,128,379	56,354,017	57,043,378	56,226,038
Diluted	57,694,691	56,960,738	57,577,373	56,860,095
Earnings per Common Share
Basic	$0.94	$0.76	$1.17	$1.01
Diluted	$0.93	$0.75	$1.16	$1.00
[a] Includes a $3.4 million current-year second-quarter gain from the sale of property.
[b] Includes a $3.7 million prior-year second-quarter charge for an increased reserve on international accounts receivable.
[c] Includes a $5.6 million prior-year second-quarter gain from the sale of property.

Con-way Inc.
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2014	2013	2014	2013
Net Income and EPS:
Net Income (GAAP)	$53,667	$42,897	$66,560	$56,902

Before-Tax Reconciling Items
Gains on sales of properties	3,397	5,612	3,397	5,612
Reserve on international accounts receivable	—	(3,736)	—	(3,736)
	3,397	1,876	3,397	1,876
Tax-Related Reconciling Items
Tax effect of items above	(1,361)	(732)	(1,361)	(732)
Discrete and other tax adjustments	(1,066)	3,302	294	6,823
	(2,427)	2,570	(1,067)	6,091

Net Income (Adjusted Non-GAAP)	$52,697	$38,451	$64,230	$48,935

Diluted Shares Outstanding	57,694,691	56,960,738	57,577,373	56,860,095
Earnings per Diluted Common Share (Adjusted Non-GAAP)	$0.91	$0.68	$1.12	$0.86

Logistics' Net Revenue:
Revenue (GAAP)	$433,650	$370,378	$840,015	$762,735
Purchased transportation expense	(246,963)	(209,008)	(470,838)	(444,208)
Net revenue (Adjusted Non-GAAP)	$186,687	$161,370	$369,177	$318,527

Information About Non-GAAP Financial Measures:
Con-way provides financial measures such as adjusted net income, adjusted earnings per share and net revenue as additional information to investors. These measures are not in accordance with generally accepted accounting principles in the United States ("GAAP"). Con-way's non-GAAP financial measures are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Con-way believes that the non-GAAP financial measures provide meaningful information to assist management, investors and analysts in understanding Con-way's financial results because they exclude items that may not be indicative or are unrelated to Con-way's core operating results. However, because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures across companies. Investors are strongly encouraged to review Con-way's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Con-way Inc.
Consolidated Condensed Balance Sheets

	June 30,	December 31,
	2014	2013
(Dollars in thousands)	(Unaudited)
Assets
Current assets	$1,345,579	$1,207,781
Property, plant and equipment, net	1,628,421	1,656,833
Other assets	416,216	415,317
Total Assets	$3,390,216	$3,279,931

Liabilities and Shareholders' Equity
Current liabilities	$795,730	$745,951
Long-term debt and capital leases	728,755	735,340
Other long-term liabilities and deferred credits	655,137	659,951
Shareholders' equity	1,210,594	1,138,689
Total Liabilities and Shareholders' Equity	$3,390,216	$3,279,931